Exhibit 99.1

Amplify Energy Announces Successful Borrowing Base Redetermination

HOUSTON, June 21, 2022 — Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today that it completed its regularly scheduled semi-annual borrowing base redetermination and entered into an amendment to its credit agreement. The redetermination affirmed the borrowing base at $225 million. The next regularly scheduled borrowing base redetermination is expected to occur in November 2022.

As of May 31, 2022, Amplify had total net debt of $187 million, with $215 million outstanding under its credit facility and $28 million of cash on hand.

Martyn Willsher, Amplify’s President and Chief Executive Officer commented, “With today’s redetermination holding the borrowing base flat at $225 million, the Company is well positioned to continue improving its liquidity position and leverage profile. For the remainder of 2022, in addition to improving our balance sheet, we anticipate allocating additional capital to high-return workover and non-operated development projects to generate additional free cash flow and further drive stockholder value.”

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, federal waters offshore California, East Texas / North Louisiana, and the Eagle Ford. For more information, visit www.amplifyenergy.com.

Investor Relations Contacts

Jason McGlynn – Chief Financial Officer

(832) 219-9055

jason.mcglynn@amplifyenergy.com